UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 3, 2006

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2006, Arbitron Inc. (the "Company") and Stephen B. Morris, the Company’s President and Chief Executive Officer (the "Executive"), entered into an agreement (the "Amendment") amending the Employment Agreement, dated as of April 1, 2001, by and between the Company and the Executive, as amended (the "Original Agreement").

Pursuant to the Amendment, the term of the Executive’s employment will continue until December 31, 2009. The Company’s board of directors has reserved the right to appoint the Executive’s successor during such term, and if such appointment is made the Executive will remain an employee and will be available to provide transition assistance, consultation and advice through December 31, 2009. Additionally, pursuant to the Amendment, the Company will retain the Executive as an independent consultant for three years commencing January 1, 2010 (the "Consulting Term") unless, prior to January 1, 2010, either (i) the Executive’s employment was terminated by the Company for cause, by the Executive for any reason, or by reason of the Executive’s death or disability, or (ii) a change of control has occurred. During the Consulting Term, the Executive has agreed to provide consulting services and other assistance as the Company’s Chief Executive Officer or board of directors may reasonably request. Additionally, during the term of the Amendment and the Consulting Term, the Executive has agreed to serve as a member of the Company’s board of directors if he is nominated and elected.

The Executive’s minimum base salary under the Amendment is $593,208 for 2006, and thereafter will be increased by 5% annually during the term of the Amendment. The Amendment also provides that the Executive’s target bonus will be 75% of his base salary for the respective year. During the Consulting Term, the Company has agreed to pay the Executive a quarterly consulting fee of $83,333, as well as reasonable costs and expenses incurred by the Executive in providing the consulting services.

Additionally, during the term of the Amendment, the Company has agreed to grant the Executive restricted stock awards under the Company’s 1999 Stock Incentive Plan as follows: (i) 48,500 shares in 2006; and (ii) 43,333 shares in each of 2007, 2008 and 2009, all of which will vest in full by December 31, 2009. Pursuant to the Amendment, the Executive waived any rights to accelerate the vesting of restricted stock awards or stock options upon his retirement. Additionally, the Executive agreed not to dispose of shares of common stock during any 12 month period that exceeds an amount equal to 25% of the aggregate number of shares of common stock represented by the restricted stock award granted, or to be granted, pursuant to the Amendment, provided that this restriction will terminate upon the Executive’s death or a change of control. In the event that the Amendment is terminated due to the Executive’s death or disability or upon a change of control, the restricted stock awards granted under the Amendment prior to termination will be vested in full but no further grants will be made.

In the event of the death or disability of the Executive prior to January 1, 2010, or a change of control after December 31, 2008 but prior to January 1, 2010, the Company will pay the Executive or his estate $1,000,000. In the event of the death or disability of the Executive or a change of control during the Consulting Term, the Consulting Term will terminate and the Company will pay the Executive or his estate a lump sum equal to the remaining quarterly consulting payments scheduled to be paid to the Executive for the balance of the Consulting Term as if the Consulting Term had not ended.

The Amendment also amends the change of control provisions in the Original Agreement. Under the new arrangement, in the event of a change of control termination, the Company will make a lump sum payment to the Executive in an amount initially equal to three times the sum of the following:

• 12 months of base salary at the rate in effect at the time of termination;
• the bonus that the Executive would have received under all applicable bonus plans of the Company for the year in which the termination occurs at the target award level applicable for the year in which the termination occurs; and
• the annual perquisite cash adder the Executive would have received in the year in which the termination occurs.

Beginning February 1, 2007, the multiplier reduces ratably on a monthly basis (for example, on July 1, 2007 the multiplier will become 2.5 and on January 1, 2008 the multiplier will become 2.0) through January 1, 2010, at which time the change of control provisions of the Original Agreement will terminate.

Under the terms of the Amendment, the non-compete period for the Executive was increased to 36 months following the termination of the Executive’s employment for any reason. The Amendment also provides that the Executive agrees to comply with the confidentiality and non-compete provisions of the Original Agreement during the Consulting Term.

The foregoing summary of the Amendment is qualified in its entirety by the full terms and conditions of the Amendment, a copy of which has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

10.1 Arbitron Inc. Amendment No. 3 to the Executive Employment Agreement between Arbitron Inc. and Stephen B. Morris

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

July 5, 2006	By:	/s/ Dolores L. Cody

Name: Dolores L. Cody
Title: Executive Vice President, Legal and Business Affairs, Chief Legal Officer & Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Arbitron Inc. Amendment No. 3 to the Executive Employment Agreement between Arbitron Inc. and Stephen B. Morris